Exhibit 5.1.2

HUNTON ANDREWS KURTH LLP FILE NO: 034253.0000117

September 7, 2023

Board of Directors

CSX Corporation

500 Water Street, 15th Floor

Jacksonville, Florida 32202

CSX Corporation

Public Offering of

$600,000,000 5.200% Notes due 2033

To the Addressees:

We have acted as special Virginia counsel to CSX Corporation, a Virginia corporation (the “Company”), for the purpose of providing this opinion letter in connection with the Company’s offering and sale of $600,000,000 aggregate principal amount of its 5.200% Notes due 2033 (the “Notes”). The Notes are to be sold pursuant to the Underwriting Agreement, dated September 5, 2023 (the “Underwriting Agreement”), between the Company and the several underwriters named therein, for whom Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., and Morgan Stanley & Co. LLC are acting as representatives.

The Notes are being issued pursuant to an indenture, dated August 1, 1990, between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as trustee, as supplemented by a First Supplemental Indenture, dated June 15, 1991, a Second Supplemental Indenture, dated May 6, 1997, a Third Supplemental Indenture, dated April 22, 1998, a Fourth Supplemental Indenture, dated October 30, 2001, a Fifth Supplemental Indenture, dated October 27, 2003, a Sixth Supplemental Indenture, dated September 23, 2004, a Seventh Supplemental Indenture, dated April 25, 2007, an Eighth Supplemental Indenture, dated March 24, 2010, a Ninth Supplemental Indenture, dated February 12, 2019, a Tenth Supplemental Indenture, dated December 10, 2020 and an Eleventh Supplemental Indenture, dated July 28, 2022 (collectively, the “Indenture”). The Notes are being offered and sold as described in the prospectus, dated February 16, 2022, contained in the Registration Statement (No. 333-262788) on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement thereto, dated September 5, 2023 (collectively, the “Prospectus”).

ATLANTA    AUSTIN    BANGKOK    BEIJING    BOSTON     BRUSSELS    CHARLOTTE    DALLAS    DUBAI    HOUSTON

LONDON    LOS ANGELES    MIAMI    NEW YORK    RICHMOND    SAN FRANCISCO    TOKYO    TYSONS    WASHINGTON, DC

www.HuntonAK.com

Board of Directors

CSX Corporation

September 7, 2023

This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion letter, we have examined originals or reproductions or certified copies of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed necessary for the purpose of rendering this opinion letter, including, among other things:

(i)	the Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof;

(ii)	the Amended and Restated Bylaws of the Company, as amended through the date hereof;

(iii)	the resolutions of the Board of Directors of the Company authorizing the registration and the issuance and sale of the Notes;

(iv)

a certificate issued by the Clerk of the State Corporation Commission of the Commonwealth of Virginia on the date hereof to the effect that the Company is existing under the laws of the Commonwealth of Virginia and in good standing (the “Good Standing Certificate”);

(v)	the Registration Statement and the Prospectus;

(vi)	the Underwriting Agreement;

(vii)	the Indenture; and

(viii)	the form of the Notes.

For purposes of the opinions expressed below, we have assumed: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals of such documents; (c) the legal capacity of natural persons; (d) the genuineness of all signatures; (e) the due authorization, execution and delivery of all documents by all parties (other than the due authorization, execution and delivery of the Notes by the Company); and (f) the validity, binding effect and enforceability of all documents upon the Company.

Board of Directors

CSX Corporation

September 7, 2023

As to factual matters, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Company, upon statements made to us in discussions with the Company’s management and upon certificates and oral advice of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

We do not purport to express an opinion on any laws other than the laws of the Commonwealth of Virginia.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations noted herein, we are of the opinion that:

1. Based solely on the Good Standing Certificate, the Company has been duly incorporated and is an existing corporation in good standing under the laws of the Commonwealth of Virginia. The Company has the corporate power to execute and deliver, and to consummate the transactions contemplated under, the Notes.

2. The Company has taken all necessary corporate action required to be taken pursuant to the laws of the Commonwealth of Virginia to authorize the execution and delivery of the Notes.

We hereby consent to (i) the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof, (ii) the incorporation by reference of this opinion letter into the Registration Statement and (iii) the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion letter is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of its date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ HUNTON ANDREWS KURTH LLP